KPMG LLP	Telephone	405-239-6411
700 Oklahoma Tower	Fax	405-552 3846
210 Park Avenue	Internet	www.us.kpmg.com
Oklahoma City, OK 73102-5671
Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dobson Communications Corporation:
We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.
KPMG LLP
January 24, 2007
KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.